                                                                   Exhibit(h)(3)











                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                        EXCELSIOR TAX-EXEMPT FUNDS, INC.

                                       AND

                       STATE STREET BANK AND TRUST COMPANY

                               TABLE OF CONTENTS

                                                                                                               Page

1.       Terms of Appointment and Duties ................................................................        1

2.       Third Party Administrators for Defined Contribution Plans ......................................        4

3.       Fees and Expenses ..............................................................................        5

4.       Representations and Warranties of the Transfer Agent ...........................................        6

5.       Representations and Warranties of the Fund .....................................................        6

6.       Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code ..................        6

7.       Data Access and Proprietary Information ........................................................        8

8.       Indemnification ................................................................................       10

9.       Standard of Care ...............................................................................       11

10.      Year 2000 ......................................................................................       12

11.      Confidential Fund and Transfer Agent Information ...............................................       12

12.      Covenants of the Fund and the Transfer Agent ...................................................       13

13.      Termination of Agreement .......................................................................       14

14.      Assignment and Third Party Beneficiaries .......................................................       16

15.      Subcontractors .................................................................................       16

16.      Miscellaneous ..................................................................................       17

17.      Additional Funds ...............................................................................       19



                      TRANSFER AGENCY AND SERVICE AGREEMENT
                      -------------------------------------

AGREEMENT made as of the 24th day of September, 2001, by and between EXCELSIOR TAX-EXEMPT FUNDS, INC., a Maryland corporation, having its principal office and place of business at Freedom Valley Road, Oaks, Pennsylvania (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Transfer Agent").

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund intends to initially offer shares in seven (7) series, such series shall be named in the attached Schedule A which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 17, being herein referred to as a "Portfolio", and collectively as the "Portfolios"); and

WHEREAS, the Fund, on behalf of the Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.    Terms of Appointment and Duties
      -------------------------------

      1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for the Fund's authorized and issued shares of its common stock ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including, without limitation, any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

            (a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Articles of Incorporation of the Fund (the "Custodian");

            (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

            (c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

            (d) In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with broker-dealers and other financial institutions authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

            (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

            (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

            (g) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

            (h) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

            (i) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

            (j) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund; and

            (k) In the event any check or other order for the transfer of money is returned unpaid, take such steps as it may deem appropriate or the Fund may instruct to protect the Fund and the Transfer Agent from financial loss.

      1.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

            (a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plan (including, without limitation, any periodic investment plan or periodic withdrawal program), including, but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts and maintaining records with respect to such withholding, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, responding to Shareholder telephone calls and Shareholder correspondence, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

            (b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

            (c) "Blue Sky" Reporting. The Fund shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State; and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State;

            (d) National Securities Clearing Corporation (the "NSCC"). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund) or such other electronic clearing systems as have been agreed to by the Fund and the Transfer Agent ("OCS") in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC or OCS on behalf of broker-dealers and banks which have been established by, or in accordance with, the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC or OCS (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc. computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV or OCS rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking; and

            (e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from
                                 ---------
            time to time by agreement between the Fund and the Transfer Agent. Pursuant to such agreement the Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

2.    Third Party Administrators for Defined Contribution Plans
      ---------------------------------------------------------

      2.1 The Fund may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code") and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the "TPA(s)").

      2.2   In accordance with the procedures established in the initial
            Schedule 2.1 entitled "Third Party Administrator Procedures", as may be amended by the Transfer Agent and the Fund from time to time ("Schedule 2.1"), the Transfer Agent shall:

            (a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPA's as the case may be as omnibus accounts;

            (b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

            (c) Perform all services under Section 1 as transfer agent of the
                                           ---------
            Funds and not as a recordkeeper for the Plans.

      2.3   Transactions identified under Section 2 of this Agreement shall be
                                          ---------
            deemed exception services ("Exception Services") when such transactions:

            (a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under Section 1 of this Agreement;

            (b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

            (c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

3.    Fees and Expenses
      -----------------

      3.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and out-of-pocket expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

      3.2   Out-of-Pocket Expenses. In addition to the fee paid under Section
            3.1 above, the Fund agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in
            Schedule 3.1 attached hereto. In addition, any other reasonable expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

      3.3 Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

      3.4 Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses which are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be permitted by law or legal process.

      3.5 Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Fund) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.    Representations and Warranties of the Transfer Agent
      ----------------------------------------------------

The Transfer Agent represents and warrants to the Fund that:

      4.1 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

      4.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

      4.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

      4.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      4.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.    Representations and Warranties of the Fund
      ------------------------------------------

The Fund represents and warrants to the Transfer Agent that:

      5.1 It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

      5.2 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

      5.3 All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

      5.4 It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

      5.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6.    Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial
      ------------------------------------------------------------------------
      Code
      ----

      6.1 Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

      6.2 Security Procedure. The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

      6.3 Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

      6.4 Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

      6.5 Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

      6.6 Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

      6.7 Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

      6.8 ACH Credit Entries/Provisional Payments. When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

      6.9 Confirmation. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

7.    Data Access and Proprietary Information
      ---------------------------------------

      7.1 The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data("Customer Data") maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall the Transfer Agent's Proprietary Information be deemed Customer Data.

      7.2 The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

            (a) Use such programs and databases (i) solely on the Fund's or U.S. Trust Company's or its affiliate's computers, or (ii) solely from equipment at the location agreed to between the Fund, or U.S. Trust Company and the Transfer Agent and (iii) solely in accordance with the Transfer Agent's applicable user documentation;

            (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund's computer(s)), the Proprietary Information;

            (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

            (d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to the Fund's or U.S. Trust Company's or its affiliate's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

            (e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

            (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

      7.3 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement; (iv) are subsequently disclosed to a party hereto on a non-confidential basis by a third party that is not bound by an agreement of non disclosure or confidentiality with another party hereto or its affiliates, which rightfully acquired such information; or (v) are independently developed by a party hereto.

      7.4 The Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

      7.5 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall take reasonable best efforts to correct such failure in a timely manner. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof and the Transfer Agent shall make such reasonable best efforts to assist the Fund in resolving any claim or other discrepancy the Fund may have with such third party organizations. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS; PROVIDED, HOWEVER, THAT THE TRANSFER AGENT SHALL CONTINUE TO BE RESPONSIBLE FOR ANY DELAY IN OR OTHER FAILURE OF PERFORMANCE THAT ARISES AS A RESULT OF A MATTER REASONABLY WITHIN THE TRANSFER AGENT'S CONTROL. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      7.6 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to
            (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with reasonable security procedures established by the Transfer Agent from time to time.

      7.7 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.    Indemnification
      ---------------

      8.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

            (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any law suit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

            (b) The Fund's lack of good faith, negligence or willful misconduct;

            (c) Provided that the Transfer Agent has acted in good faith and without negligence or willful misconduct the reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers reasonably believed by the Transfer Agent to be genuine and authentic; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

            (d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

            (e) The negotiation of all checks received by the Transfer Agent in connection with the performance of its services under this Agreement, including the deposit of such checks into the Fund's demand deposit account maintained by the Transfer Agent; or

            (f) Upon the Fund's request entering into any agreements required by the NSCC or OCS for the transmission of Fund or Shareholder data through the NSCC or OCS, although the Transfer Agent will be liable for the Transfer Agent's negligence, willful misconduct and lack of good faith in performing its obligations under such agreements.

      8.2   In order that the indemnification provisions contained in this
            Section 8 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund's prior written consent.

9.    Standard of Care
      ----------------

      The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and
      Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services.

10.   Year 2000
      ---------

      The Transfer Agent will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available technology to offer products that are Year 2000 ready, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and the next one-hundred years, and if any changes are required, the Transfer Agent will make the changes to its products at a price to be agreed upon by the parties and in a commercially reasonable time frame and will require third-party suppliers to do likewise.

11.   Confidential Fund and Transfer Agent Information
      ------------------------------------------------

      11.1 The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any shareholders' or customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any personal information of the Funds' shareholders or other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement ("Confidential Information"). For purposes of this Agreement, Confidential Information for either party shall also include:

            (a) Any data or information that is competitively sensitive material, and not generally known to the public, including but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, Shareholder personal information, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Transfer Agent, their respective affiliates and customers, shareholders, clients and suppliers of any of them;

            (b) Any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Transfer Agent a competitive advantage over its competitors;

            (c) All confidential or proprietary concepts, documentation, reports, data specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable.

      11.2 Confidential Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent or the Fund, as the case may be; (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement; (iv) are subsequently disclosed to a party hereto on a non-confidential basis by a third party that is not bound by an agreement of non disclosure or confidentiality with another party hereto or its affiliates, which rightfully acquired such information; or (v) are independently developed by a party hereto.

      11.3 The Fund and the Transfer Agent further covenant and agree to retain all such Confidential Information in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns.

      11.4 In the event of breach of the foregoing by either party, the remedies provided by Section 7.4 shall be available to the party whose confidential information is disclosed in addition to any other remedies permitted by law. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent or the Fund, as the case may be, must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

      11.5 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable best efforts, to the extent legally permitted, to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

12.   Covenants of the Fund and the Transfer Agent
      --------------------------------------------

      12.1  The Fund shall promptly furnish to the Transfer Agent the following:

            (a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

            (b) A copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto.

      12.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

      12.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable, as required by applicable laws, rules and regulations, as required by applicable laws, rules and regulations. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

13.   Termination of Agreement
      ------------------------

      13.1 Subject to termination as hereinafter provided in Section 13.3, this Agreement shall remain in force and effect for a period of one (1) from the date hereof year (the "Initial Term" of this Agreement). This Agreement shall automatically extend for additional, successive one (1) year terms upon the expiration of any term hereof, unless terminated as of the end of any term by either party on not less than four (4) month's written notice to the other party. Each additional one (1) year period shall be an additional term of this Agreement.

      13.2 In the event that this Agreement is terminated, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at the Fund's request, shall offer reasonable assistance to the Fund in converting the records of the Fund from the Transfer Agent's systems to whatever services or systems are selected by the Fund (the "Deconversion"). As used herein "reasonable assistance" and "transitional assistance" shall not include requiring the Transfer Agent (i) to assist any new service or system provider (the "New Agent") to modify, to alter, to enhance, or to improve the New Agent's system, or to provide any new functionality to the New Agent's system, (ii) to disclose any Proprietary Information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any Transfer Agent software, or to otherwise alter the format of the data as maintained on any Transfer Agent's systems. Prior to the commencement of the Deconversion, the Transfer Agent shall provide the Fund with a formal written estimate of the cost of such Deconversion for prior approval by the Fund. The estimate will be based on the requirements of the Fund and the New Agent and will include a detailed breakdown of the anticipated (i) technical and non-technical support hours for each phase of the Deconversion (including design specification, programming, testing and implementation); (ii) reasonable out-of-pocket expenses and
            (iii) mutually agreed upon fees for any post-Deconversion support services selected by the Fund.

      13.3 (a) The Fund, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence of
            (i) the bankruptcy of the Transfer Agent or the appointment of a receiver therefor if such proceedings are not dismissed within 21 days of being brought, or (ii) a material breach of this Agreement by the Transfer Agent. With respect to (i), the termination shall be effective at any time specified in a written notice from the Fund to the Transfer Agent. With respect to (ii), the Fund shall provide the Transfer Agent with written notice identifying such failure or breach and stating its intention to terminate the Agreement in ninety (90) days from the date of such notice if such failure or breach has not been cured by the Transfer Agent within thirty (30) days after receipt of such written notice from the Fund.

            (b) The Transfer Agent, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence at any time of (i) the bankruptcy of the Fund or the appointment of a receiver therefor if such proceedings are not dismissed within 21 days of being brought, or (ii) the material failure by the Fund to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Fund. With respect to (i), the termination shall be effective at any time specified in a written notice from the Transfer Agent to the Fund. With respect to (ii), the Transfer Agent must provide the Fund with written notice identifying such failure or breach and stating its intention to terminate the Agreement in ninety (90) days from the date of such notice if such failure or breach has not been cured by the Fund within thirty (30) days after receipt of such written notice from the Transfer Agent.

      13.4 Termination of this Agreement by the Fund or by the Transfer Agent by reason of the material failure or material breach of such other party shall not constitute a waiver of (i) any other rights of any party under this Agreement or of (ii) the rights of the Transfer Agent to recover payment for services performed prior to such termination or to receive termination fees under Section 13.5(a)(i) or to be reimbursed for out-of-pocket expenditures as per this Agreement.

      13.5 In the event of termination of this Agreement, the Fund will promptly pay the Transfer Agent all amounts due the Transfer Agent hereunder. In addition, if the Fund terminates this Agreement less than three years from the date of this Agreement, the Fund shall pay to the Transfer Agent the cost incurred by the Transfer Agent for the Fund's Conversion and implementation, which the parties have agreed shall be deemed to be $180,000 for purposes of this provision (the "Conversion Cost"). The Conversion Cost shall be reduced by $60,000 at the end of each of the first three years from the date of this Agreement and shall be subject to a pro rata reduction for a partial year if the Agreement is terminated before the end of any year in the first three years.

      13.6 In the event, the effective date of any Deconversion as a result of termination hereof is to occur during the period from December 15th through March 30th, the Fund and the Transfer Agent agree to cooperate with one another in order to minimize the potentially adverse impact on year-end processing and reporting.

      13.7 Within thirty (30) days after completion of a Deconversion, the Fund will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data, files and other property belonging to the Fund and then in the Transfer Agent's possession and payment for all Transfer Agent's reasonable costs to comply with such notice. If the Fund fails to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent shall ship such materials to the Fund. The reasonable costs of any such disposition, the continued storage or the shipping of such tapes, data files and other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Fund.

14.   Assignment and Third Party Beneficiaries
      ----------------------------------------

      14.1 Except as provided in Section 15.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

      14.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      14.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 15.1, neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

15.   Subcontractors
      --------------

      15.1 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("Boston Financial") which is duly registered as a transfer agent pursuant to
            Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, (ii) a Boston Financial subsidiary duly registered as a transfer agent or (iii) a Boston Financial affiliate duly registered as a transfer agent; provided, however, that the Transfer Agent shall be fully responsible to the Fund for the acts and omissions of Boston Financial or its subsidiary or affiliate as it is for its own acts and omissions.

      15.2 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

16.   Miscellaneous
      -------------

      16.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and, if material, authorized or approved by a resolution of the Board of Directors of the Fund.

      16.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflict of laws provisions.

      16.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

            In the event of a disaster rendering the Transfer Agent's systems or facilities inoperable, the Transfer Agent will use all reasonable efforts to continue to provide services to the Fund in accordance with the Transfer Agent's then current Business Contingency Plan, which includes such general back-up facilities as the Transfer Agent reasonably determines to be appropriate.

      16.4 Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

      16.5 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

      16.6 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

      16.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

      16.8 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

      16.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

      16.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      16.11 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

      16.12 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

            (a)   If to State Street Bank and Trust Company, to:

                  State Street Bank and Trust Company
                  c/o Boston Financial Data Services, Inc.
                  2 Heritage Drive
                  North Quincy, Massachusetts  02171
                  Attention:  Legal Department

                  Facsimile:  (617) 483-2490

            (b)   If to the Fund, to:

                  Excelsior Tax-Exempt Funds, Inc.
                  c/o SEI Investments Mutual Funds Services
                  Freedom Valley Road
                  Oaks, Pennsylvania  19456
                  Attention:  Timothy Barto, Esq.

                  Facsimile:  (484) 676-2649

            (c)   With copies to:

                  Drinker Biddle & Reath LLP
                  One Logan Square
                  18th and Cherry Streets
                  Philadelphia, Pennsylvania  19103
                  Attention:  W. Bruce McConnel, Esq.

                  Facsimile:  (215) 988-2757

                  And

                  Charles Schwab & Co.
                  101 Montgomery Street
                  SF 120 KNY-04-295
                  San Francisco, California  94104
                  Attention:  Alison Baur, Esq.

                  Facsimile:  (415) 636-5236

17.   Additional Funds
      ----------------

      In the event that the Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                         EXCELSIOR TAX-EXEMPT FUNDS, INC.


                                         BY: /s/ Brian Schmidt
                                            ---------------------------
                                             Chief Financial Officer


ATTEST:  /s/ Ralph A. Pastore, Jr.
         -------------------------






                                         STATE STREET BANK AND TRUST COMPANY


                                         BY: /s/ James Hooly
                                             --------------------------
                                            Executive Vice President


ATTEST: signature illegible
        -------------------

                                   SCHEDULE A

Long-Term Tax Exempt Fund

Intermediate-Term Tax Exempt Fund

Short-Term Tax-Exempt Securities Fund

New York Intermediate-Term Tax-Exempt Fund

California Tax-Exempt Income Fund

Tax-Exempt Money Fund

New York Tax-Exempt Money Fund






EXCELSIOR TAX-EXEMPT                              STATE STREET BANK AND TRUST
FUNDS, INC.                                       COMPANY

BY: /s/ Brian Schmidt                             BY: /s/ James Hooly
   ------------------------                           ----------------
    Chief Financial Officer

                                  SCHEDULE 2.1

                     THIRD PARTY ADMINISTRATOR(S) PROCEDURES

                                  Dated 9-24-01

1. On each day on which both the New York Stock Exchange and the Fund are open for business (a "Business Day"), the TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan's receipt of purchase orders and redemption requests by Participants in proper form by the time required by the terms of the Plan, but not later than the time of day at which the net asset value of a Portfolio is calculated, as described from time to time in that Portfolio's prospectus. Each Business Day on which the TPA receives Instructions shall be a "Trade Date."

2. The TPA(s) shall communicate the TPA(s)'s acceptance of such Instructions to the applicable Plan.

3. On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund's custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by the Fund, the TPA(s), and the Transfer Agent.

4. The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5. The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6. The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7. The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its shareholders.

8. The TPA(s) shall, at the request of the Fund, prepare and transmit to the Fund or any agent designated by it such periodic reports covering Shares of each Plan as the Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9. The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10. The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11. Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to the Fund be furnished to Participants in which event the Transfer Agent or the Fund shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or the Fund, provide at the TPA(s)'s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

EXCELSIOR TAX-EXEMPT FUNDS, INC.                  STATE STREET BANK AND TRUST
                                                  COMPANY

BY:  /s/ Brian Schmidt                            BY: /s/ James Hooly
     -----------------------                          ------------------
     Chief Financial Officer

                                  SCHEDULE 3.1
                                      FEES

            Effective September 24, 2001 through September 24, 2002

General:  Fees are  billable  on a monthly  basis at the rate of 1/12 of the
-------
annual fee. A charge is made for an account in the month that an account opens or closes.

Annual Account Service Fees*
----------------------------
Account Type

Network Accounts           $  12.50/account
Direct Accounts            $  17.50/account
Closed Accounts            $   2.40/account

Complex Base Fee (includes 50 Funds/CUSIPS) $600,000.00

Additional Fund/CUSIP**    $  10,000.00/CUSIP

Activity Based Fees*
--------------------
New Account Set-up         $  5.00/each
Manual Transactions        $  2.00/each
Telephone Calls            $  2.50/minute
Correspondence             $  5.00/each

Implementation Fees
-------------------
Data Conversion            $  3.00/account converted***
System Enhancements
Training

--------------------------------------------------------------------------------
*Unless the parties shall otherwise agree in writing before the end of a term, fees shall be subject to a cost of living adjustment after the first year based on the local consumer price index for urban wage earners and clerical workers (Boston-Brockton-Nashua, MA-NH-ME-CT; Base Period: 1982-84=100), as published by the United States Department of Labor, Bureau of Labor Statistics.

**Each class is considered a CUSIP and will be billed accordingly.

***The Transfer Agent agrees to waive the fee, subject to the provisions of
Section 13.5 of the Agreement.

Out-of-Pocket Expenses                               Billed as incurred
----------------------

Out-of-Pocket expenses include but are not limited to: confirmation statements, investor statements, postage, forms, audio response, telephone, records retention, customized programming / enhancements, federal wire, transcripts, microfilm, microfiche, checkwriting setup, checkwriting (per draft), ACH and expenses incurred at the specific direction of the Fund.

                                  SCHEDULE 3.1
                                      FEES

            Effective September 24, 2001 through September 24, 2002
                                  (continued)

Fee Schedule Category Descriptions
----------------------------------

The fee schedule categorizes the fees by the types of services to be provided to Shareholders. A description of each category has been provided below.

Account Service Fees
--------------------

The services included in the Account Service Fee include:

..    Distribution Center
     .   Receipt and sort of incoming mail
     .   Creation of electronic images for all paper received
     .   Automated distribution of work based on assigned priority
     .   Preparation of outbound mail
     .   Issuance of redemption and replacement checks

..    Transaction Processing
     .   New Account Establishment
     .   Purchases
     .   Redemptions
     .   Exchanges
     .   Transfers
     .   Systematic withdrawal plans
     .   Automatic investment plans

..    Retirement Plan Processing
     .   Individual Retirement Account ("IRA") Processing
         .   Traditional IRA

     .   Roth IRA
         .    SIMPLE IRA
     .   Coverdell Education Savings Account (Formerly, Educational IRA)
     .   Contributions
     .   Current Year
     .   Prior Year
     .   Distributions
     .   Death
     .   Disability
     .   Normal
     .   Premature
     .   Transfer of Assets
     .   Correspondence
     .   Tracking of Asset Transfers

..    Control
     .   Input of daily prices and dividend rates
     .   Processing of dividend and capital gain distributions

                                  SCHEDULE 3.1
                                      FEES

            Effective September 24, 2001 through September 24, 2002
                                  (continued)



     .   Reconciliation of daily bank accounts
     .   Blue Sky Control/Reconciliation
     .   Cash and Share Reconciliation

..    Marketing Distribution Services / Marketing Support
     .   Institutional Trading Desk
     .   NSCC System Support

         .    Fund Serv
         .    Networking

..    Year-End
     .   Account Valuation Statements
     .   Average Cost Accounting
     .   IRS Reporting

         .    1099
         .    1042
         .    5498

..    Implementation Fees
     .   Data Conversion
     .   System Enhancements
     .   Training

Activity Based Fees
-------------------


There is no charge for transactions automatically posted to shareholder accounts. Examples of these include systematic purchases and withdrawals, dividends, and transactions transmitted to us from an external source.

There is a fee for all transactions manually entered to the system. The following is a brief description of the activity that would occur within each category.

New Account Set-Ups: The input of information contained on New Account Applications received from shareholders.

Telephone Calls: The answering of calls received from shareholders to obtain general information about the fund and/or how to effect a transaction, or to obtain information with regard to a specific shareholder account. Also calls made to obtain clarification of instructions or additional information prior to processing a transaction.

Manual Transactions: All transactions both financial and non-financial initiated by Boston Financial will result in a manual transaction fee.

                                  SCHEDULE 3.1
                                      FEES

            Effective September 24, 2001 through September 24, 2002
                                  (continued)

Correspondence: Any correspondence (letter) initiated by Boston Financial will result in a correspondence fee.



















EXCELSIOR  TAX-EXEMPT FUNDS, INC.                    STATE STREET BANK AND TRUST
                                                     COMPANY

BY: /s/ Brian Schmidt                                BY: /s/ James Hooly
   ------------------                                   ----------------
   Chief Financial Officer